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                     BUSINESS MANAGEMENT AGREEMENT BETWEEN
                   TEMPLETON REAL ESTATE SECURITIES FUND AND
                        TEMPLETON GLOBAL INVESTORS, INC.


                  AGREEMENT as of April 1, 1993, between Templeton
Real Estate Securities Fund, a Massachusetts business trust which is a registered open-end investment company (the "Trust") and Templeton Global Investors, Inc. ("TGII").

                  In consideration of the mutual promises herein made, the parties hereby agree as follows:

                  (1) TGII agrees, during the life of this Agreement, to be responsible for:

                  (a) providing office space, telephone, office equipment and supplies for the Trust;

                  (b) paying compensation of the Trust's officers for services rendered as such;

                  (c) authorizing expenditures and approving bills for payment on behalf of the Trust;

                  (d)      supervising  preparation  of  annual  and  semiannual
                           reports to Shareholders, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual Shareholders;

                  (e) daily pricing of the Trust's investment portfolio and preparing and supervising publication of daily quotations of the bid and asked prices of the Trust's Shares, earnings reports and other financial data;

                  (f) monitoring relationships with organizations serving the Trust, including custodians, transfer agents and printers;

                  (g)      providing trading desk facilities for the Trust;

                  (h) supervising compliance by the Trust with recordkeeping requirements under the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder, with state regulatory requirements, maintenance of books and records for the Trust (other than those maintained by the custodian and transfer agent), preparing and filing of tax reports other than the Trust's income tax returns;

                  (i) monitoring the qualifications of tax deferred retirement plans for the Trust; and

                  (j) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities.

                  (2) The Trust agrees, during the life of this Agreement, to pay to TGII as compensation for the foregoing a monthly fee equal on an annual basis to 0.15% of the first $200 million of the aggregate average daily net assets of the Trust during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.1%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

                  (3) This Agreement shall remain in full force and effect through December 31, 1993 and thereafter from year to year to the extent continuance is approved annually by the Board of Trustees of the Trust.

                  (4) This Agreement may be terminated by the Trust at any time on sixty (60) days' written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

                  (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of TGII, or of reckless disregard of its duties and obligations hereunder, TGII shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

                  (6) In accordance with the Agreement dated September 12, 1989, TGII has advanced for the account of the Trust all organizational expenses of the Trust, all of which expenses are being deferred by the Trust and amortized ratably over a five-year period commencing on September 12, 1989; and during the amortization period, the proceeds of any redemption of the original Shares will be reduced by a pro rata portion of any then unamortized organizational expenses based on the ratio of the Shares redeemed to the total initial Shares outstanding immediately prior to the redemption.

                  (7) It is understood and expressly stipulated that neither the holders of Shares of the Trust nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

                  IN WITNESS WHEREOF, the parties hereto have caused this amended Agreement to be duly executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.

                                       TEMPLETON REAL ESTATE SECURITIES FUND



                                            By:/s/HAROLD F. MCELRAFT
                                                     Harold F. McElraft
                                                     Vice President

ATTEST:


/s/THOMAS M. MISTELE
Thomas M. Mistele
Secretary


                                            TEMPLETON GLOBAL INVESTORS, INC.



                                            By:/s/THOMAS L. HANSBERGER
                                                  Thomas L. Hansberger
                                                President
ATTEST:


/s/GREGORY E. MCGOWAN
Gregory E. McGowan
Secretary